Exhibit 8.1
LIST OF SUBSIDIARIES OF POSCO

JURISDICTION OF
NAME	INCORPORATION

POSCO Engineering & Construction Co., Ltd.	Korea
Ppsteel Co., Ltd.	Korea
POSCON Co., Ltd.	Korea
Pohang Coated Steel Co., Ltd.	Korea
POSCO Machinery & Engineering Co., Ltd.	Korea
POSDATA Co., Ltd.	Korea
POSCO Research Institute	Korea
Seung Kwang Co., Ltd.	Korea
POS-AC Co., Ltd.	Korea
Changwon Specialty Steel Co., Ltd.	Korea
POSCO Machinery Co., Ltd.	Korea
POSTECH Venture Capital Co., Ltd.	Korea
POSCO Refractories & Environment Company Ltd. (POSREC)	Korea
SEP MUEUN Development Inc.	Korea
POSCO Terminal Co., Ltd.	Korea
Dongwoosa Service Inc.	Korea
Samjung Packing & Aluminum Co., Ltd.	Korea
POSCO America Corporation (POSAM)	U.S.A.
POSCO Australia Pty. Ltd. (POSA)	Australia
POSCO Canada Ltd. (POSCAN)	Canada
POSCO Asia Co., Ltd. (POA)	Hong Kong
POSCO International Osaka, Inc. (PIO)	Japan
VSC POSCO Steel Corporation (VPS)	Vietnam
DALIAN POSCO-CFM Coated Steel Co., Ltd.	China
POS-Tianjin Coil Center Co., Ltd.	China
POSMETAL Co., Ltd.	Japan
Shanghai Real Estate Development Co., Ltd.	China
IBC Corporation	China
POSLILAMA Steel Structure Co., Ltd.	Vietnam
Zhangjiagang Pohang Stainless Steel Co., Ltd.	China
Guangdong Pohang Coated Steel Co., Ltd.	China
POS-THAI Steel Service Center Co., Ltd.	Thailand
Qindgao Pohang Stainless Steel Co., Ltd.	China
Myanmar-POSCO Co., Ltd.	Myanmar
Zhangjiagang POSHA Steel Port Co., Ltd.	China
POSCO Investment Co., Ltd.	Hong Kong
POSCO (SUZHOU) Automotive Processing Center Co., Ltd.	China
POS-Qingdao Coil Center Co., Ltd.	China
POSCO-China holding Corp.	China
POS-ORE Pty. Ltd.	Australia

JURISDICTION OF
NAME	INCORPORATION

POSCO-JAPAN Co., Ltd.	Japan
POSEC-Hawaii Inc.	U.S.A.
POSCO E&C (Zhangjiagang) Engineering & Consulting Co., Ltd.	China
POS-CD Pty. Ltd.	Australia
POS-GC Pty. Ltd.	Australia
POSCO-India Private Ltd.	India
POS-IPC	India

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